EXHIBIT 99.1

MEDIA CONTACT:
Beth Drummey
Marketing & Community Relations Manager
Bank of Marin
415-763-4529 | bethdrummey@bankofmarin.com

Bank of Marin Bancorp to Webcast Q4 Earnings Monday, January 22 at 8:30 a.m. PST

NOVATO, CA - (January 3, 2018) - Bank of Marin Bancorp (NASDAQ: BMRC) will webcast its fourth quarter earnings call on Monday, January 22, 2018 at 8:30 a.m. PST/11:30 a.m. EST.

All interested parties are invited to listen to Bank of Marin’s President and Chief Executive Officer, Russell A. Colombo, and Executive Vice President and Chief Financial Officer, Tani Girton, who will discuss the highlights of the Bank’s fiscal fourth quarter, which ended December 31, 2017.

Investors will have the opportunity to listen to the conference call online through Bank of Marin’s website at http://www.bankofmarin.com under “Investor Relations.” To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call.

About Bank of Marin Bancorp
Bank of Marin is a leading business and community bank in the San Francisco Bay Area, with assets of $2.4 billion. Founded in 1989 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC). With 23 retail offices in San Francisco, Marin, Napa, Sonoma and Alameda counties, Bank of Marin provides business and personal banking, commercial lending, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin was named 2016 Community Bank of the Year by Western Independent Bankers and has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and NASDAQ ABA Community Bank Index and has been recognized as a Top 200 Community Bank by US Banker Magazine for the past five years. For more information, go to www.bankofmarin.com.